Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-4 of D. Boral ARC Merger Corporation of our report dated February 11, 2026, which includes an explanatory paragraph relating to Exascale Labs Inc.’s ability to continue as a going concern, relating to our audits of the financial statements of Exascale Labs Inc. (the “Company”) as of and for the years ended June 30, 2025 and 2024, appearing in the proxy statement/prospectus of D. Boral ARC Merger Corporation, that is a part of the Registration Statement on Form S-4 and related prospectus of D. Boral ARC Merger Corporation for registration of shares of common stock and warrants to purchase shares of common stock.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ HTL International, LLC

Houston, Texas
May 14, 2026